Exhibit 10.1

January 24, 2025

VIA EMAIL

Yorkville Advisors Global

1012 Springfield Avenue

Mountainside, New Jersey 07092

Attention: David Fine, Esq.

Re: MSP Recovery, Inc. Pre-Paid Advance Monthly Payments

Dear Mr. Fine:

At the close of Primary Market trading on October 18, 2024, the daily VWAP for MSP Recovery, Inc. (NASDAQ: MSPR) was below the Floor Price as defined in the Exchangeable Promissory Notes (“Notes”) issued to YA II PN, Ltd. (“Yorkville”) pursuant to the Standby Equity Purchase Agreement dated November 14, 2023, as amended (the “SEPA”), by and between Yorkville and MSP Recovery, Inc. (“MSP”), for ten consecutive Trading Days, resulting in a Floor Price Trigger pursuant to the Notes.

Pursuant to discussions with Mr. Beckman, this letter serves to memorialize Yorkville’s agreement that the Monthly Payment, as set forth in Section (1)(c) of the Notes, would be due from MSP no sooner than April 30, 2025.

Furthermore, MSP agrees that, unless otherwise agreed, for the eight consecutive weeks beginning on February 3, 2025, it shall submit Advance Notices to issue and sell to Yorkville at least 100,000 shares per week, up to 898,939 shares which remain registered for resale on the effective S-1, and use the proceeds from any such Advances in accordance with the provisions of the SEPA, as amended.

In addition, Yorkville acknowledges that, pursuant to Section 12(t) of the Notes, that MSP may reduce the Floor Price to any amount, as set forth in a written notice to Yorkville to cure the Floor Price Trigger; provided that such reduction shall be irrevocable and shall not be subject to increase thereafter.

Thank you for your flexibility. Please feel free to contact me if you have any questions.

[Signatures on the Following Page]

Sincerely,

______________________

Name: John H. Ruiz

Title: Chief Executive Officer

Acknowledged and agreed:

YA II PN, Ltd.

By: Yorkville Advisors Global, LP

Its: Investment Manager

By: Yorkville Advisors Global II, LLC

Its: General Partner

By:

______________________

Name: Matthew Beckman

Title: Member